Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

AEGIS COMMUNICATIONS GROUP, INC.

Aegis Communications Group, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: that the Board of Directors of the Corporation, at a special meeting of the Board of Directors called for such purpose, duly adopted resolutions by unanimous vote authorizing proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable, and directing that said amendments be submitted to the stockholders of said corporation for their consideration. In applicable part, the resolutions authorizing the amendments are as follows:

“RESOLVED, that the amendment of the Company’s Certificate of Incorporation to increase the Company’s authorized capital stock to 2,002,000,000 shares, comprised of 2,000,000 shares of preferred stock and 2,000,000,000 shares of common stock shall, through a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, be and it hereby is approved and adopted;

RESOLVED, that the amendment to the Certificate of Incorporation described above be submitted for approval to the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action and that the officers of the Company, or any one of them, are hereby authorized and directed, in the name and on behalf of the Company, to do or cause to be done all such acts as they may deem necessary or advisable in connection with the preparation, execution and filing with the Securities and Exchange Commission of the Information Statement, and thereafter the dissemination of the Information Statement to the stockholders who have not consented in writing; and that all such acts of such officers that are in accordance with the purposes and intent of this resolution, are hereby adopted, ratified and confirmed as the valid acts of the Company;

RESOLVED, that each of the officers of the Company is hereby authorized, empowered and directed to execute, verify, acknowledge, certify, deliver and file such other agreements, instruments, documents, and certificates, to attach to these resolutions such additional resolutions, and to take or cause to be taken such other actions as may be necessary, desirable, or appropriate to effect the purposes and intentions of the foregoing resolutions.”

SECOND: that the amendment of the Certificate of Incorporation, which would strike in its entirety the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation and insert in its place a new first paragraph of Article Fourth, is as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 2,002,000,000 shares, consisting of (a) 2,000,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and (b) 2,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”).”

THIRD: that thereafter, stockholders of said Corporation holding the necessary number of shares as required by statute, duly adopted and approved said amendments in a written consent executed in accordance with Section 228 of the Delaware General Corporation Law.

FOURTH: that said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Amendment to be executed on this 28th day of December, 2005.

AEGIS COMMUNICATIONS GROUP, INC., a Delaware corporation

By:	/s/ Kannan Ramasamy
Kannan Ramasamy President and Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AEGIS COMMUNICATIONS GROUP, INC.

AEGIS COMMUNICATIONS GROUP, INC. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was August 2, 1985, under the original name of Kenneth Resources, Inc.

2.	On August 5, 1999, this Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation pursuant to Section 228, 242 and 245 of the General Corporation Law of Delaware and restates, integrates and amends the Restated Certificate of Incorporation filed on July 9, 1998 (“Prior Restated Certificate of Incorporation”) and the text of the Prior Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of this Corporation is AEGIS COMMUNICATIONS GROUP, INC. (the “Corporation”).

SECOND: The Corporation’ s registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801, and its registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 101,000,000 shares, consisting of (a) 100,000,000 shares of Common

Stock, $.01 par value per share (“Common Stock”), and (b) 1,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”).

A. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such designation as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Certificate of Incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors providing for the issue of such series. The Preferred Stock of any series shall or may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends at such rates, on such conditions and at such times; (c) entitled to such rights upon the dissolution of, or upon the distribution of the assets of the Corporation; and (d) made convertible into, or exchangeable for, shares of any other class or classes, or any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments as shall or may be provided, stated or expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of such series.

B. The Common Stock of the Corporation shall be subject to the prior rights of the Preferred Stock as may be set forth in the resolution or resolutions by the Board of Directors providing for the issuance of the Preferred Stock. Except for such voting rights as may be provided for in the resolution or resolutions creating one or more series of Preferred Stock, sole voting rights shall be in the Common Stock. Cumulative voting in any election of directors, regardless of class or series, is hereby expressly denied.

C. By resolutions duly adopted by the Corporation’s Board of Directors, the Corporation has designated the following: (a) 29,778 shares of Preferred Stock as Series B Preferred Stock and has issued and outstanding 29,778 shares of Series B Preferred Stock; (b) 100,000 shares of Preferred Stock as Series D Junior Preferred Stock and has issued and outstanding no shares of Series D Junior Preferred Stock; (c) 231,902 shares of Preferred Stock as Series D Preferred Stock and has issued and outstanding 73,300 shares of Series D Preferred Stock; and (d) 132,053 shares of Preferred Stock as Series E Preferred Stock and has issued and outstanding 44,018 shares of Series E Preferred Stock.

FIFTH: No stockholder of this Corporation shall by reason of his holding shares of any class of capital stock have any preemptive or preferential right to purchase or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares of such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder other than such rights, if any, as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of this Corporation, or any note, debentures, bonds or other securities of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, whether in whole or in part, to the existing stockholders of any class.

SIXTH: NUMBER, ELECTION AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock designation, the number of directors of the Corporation will not be less than two nor more than twelve and will be fixed from time to time in the manner described in the bylaws of the Corporation. The directors will be divided into three classes designated as Class I, Class II, and Class III. Each Class of directors will stand for election at the 1999 annual stockholders’ meeting for the following terms: Class I directors will be elected for a three-year term; Class II directors will be elected for a two-year term; and Class III directors will be elected for a one-year term. At each following annual stockholders’ meeting, commencing with the 2000 annual stockholders’ meeting, each of the successors to the directors of the Class whose term will expire at such annual meeting will be elected for a term running until the third annual meeting succeeding his or her election and until his or her successor has been duly elected and qualified.

SEVENTH: A. The Corporation shall indemnify any director, officer or employee, or former director, officer or employee of the Corporation, or any person who may have served at its request, as a director, officer or employee of another corporation in which it owns shares of stock, or of which it is a creditor, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by Section 145 of the General Delaware Corporation Law, including the power to purchase and maintain insurance, as provided in paragraph (g) of Section 145.

B. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If the General

Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification. The provisions of this paragraph shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provision of this paragraph .

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the power to adopt, amend or repeal bylaws of the Corporation is conferred upon the directors.

NINTH: No contract or transaction between this Corporation and any person, firm, association, or corporation and no act of this Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or are related to or interested in, as a director, stockholder, officer, employee, member or otherwise, such person, firm, association or corporation. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and may vote thereat with respect to such contract, transaction or act with like force and effect as if he were not so interested or related. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his office or be liable to the Corporation or to any stockholder or creditor thereof for any loss incurred by this

Corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

IN WITNESS WHEREOF, the Board of Directors has caused this Amended and Restated Certificate of Incorporation to be executed and filed on this 16th day of August, 1999.

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Mathew S. Waller
Name:	Matthew S. Waller
Title:	Chief Financial Officer

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